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                                                                    Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors
Century Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Century Bancorp, Inc. of our report dated February 10, 2004, with respect to the consolidated balance sheets of Century Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Century Bancorp, Inc.


                                 /s/ KPMG LLP


Boston, Massachusetts
March 9, 2004